UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2014

WESTERN GAS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34046 (Commission File Number)	26-1075808 (IRS Employer Identification No.)

1201 Lake Robbins Drive The Woodlands, Texas 77380-1046 (Address of principal executive office) (Zip Code)

(832) 636-6000 (Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
Effective February 12, 2014, Anthony R. Chase resigned as a director of our general partner, Western Gas Holdings, LLC (the “General Partner”) due to his appointment to the Board of Directors of Anadarko Petroleum Corporation. In connection with his resignation and in recognition of his service, the Board of Directors of the General Partner (the “Board”) accelerated the vesting of 1,280 phantom units held by Mr. Chase.

(d)
Effective February 12, 2014, Steven D. Arnold was appointed to the Board as an independent director. Mr. Arnold was also appointed as a member of the Audit Committee and Special Committee of the Board.

There is no arrangement or understanding between Mr. Arnold and any other persons pursuant to which he was appointed as a director, and there are no relationships between Mr. Arnold and Western Gas Partners, LP (the “Partnership”) or the General Partner that would require disclosure pursuant to Item 404(a) of Regulation S-K. In connection with his appointment to the Board, it is expected that Mr. Arnold will receive a phantom unit grant under the Partnership’s 2008 Long-Term Incentive Plan (the “LTIP”) with a value of $125,000, which will fully vest on the first anniversary of the date of grant. Mr. Arnold will receive an annual retainer of $70,000 for his services on the Board, and beginning in 2015 will be eligible to receive an annual grant of phantom units with a value of $80,000 to the extent he continues to serve on the Board. The annual grant will be made pursuant to the terms of the LTIP and will fully vest on the first anniversary of the date of grant. Mr. Arnold will also enter into an indemnification agreement with the General Partner, the form of which has been previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN GAS PARTNERS, LP

		By:	Western Gas Holdings, LLC, its general partner

Dated:	February 13, 2014	By:	/s/ Philip H. Peacock
Philip H. Peacock Vice President, General Counsel and Corporate Secretary

3